Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8

(Form Type)

SmartRent, Inc.

(Exact name of registrant as specified in its charter)

Table 1 – Newly Registered Securities
Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the SmartRent, Inc. 2025 Inducement Equity Incentive Plan	Other	6,500,000	$1.24(2)	$8,060,000	0.00015310	$1,233.99
Equity	Class A Common Stock, $0.0001 par value per share, reserved for issuance pursuant to the SmartRent, Inc. 2021 Employee Stock Purchase Plan	Other	1,920,492	$1.06(3)	$2,035,721.52	0.00015310	$311.67
Total Offering Amounts					$10,095,721.52		$1,545.66
Total Fee Offsets(4)							–
Net Fee Due							$1,545.66

(1)
Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement covers any additional shares of the registrant’s Class A common stock that become issuable under the registrant’s 2025 Inducement Equity Incentive Plan and the registrant’s 2021 Employee Stock Purchase Plan (the “2021 ESPP”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the registrant’s receipt of consideration which results in an increase in the number of the outstanding shares of Class A common stock.

(2)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registrant’s registration fee on the basis of $1.24 per share, which is the average of the high and low prices of Class A common stock, as reported on the NYSE, on February 28, 2025.
(3)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purpose of calculating the registrant’s registration fee on the basis of 85% of $1.24 per share, which is the average of the high and low prices of Class A common stock, as reported on the NYSE, on February 28, 2025. Pursuant to the 2021 ESPP, the purchase price of the shares of Class A common stock reserved for issuance thereunder will be 85% of the lower of the fair market value of a share of Class A common stock on the Offering Date or the Purchase Date (as such terms are defined in the 2021 ESPP).
(4)
The Registrant does not have any fee offsets.